Exhibit 3.1-Amended Articles

                            CERTIFICATE OF AMENDMENT
                                       of
                           ARTICLES OF INCORPORATION
                                       of
                           PRECISE LIFE SCIENCES LTD.
                              A Nevada Corporation

The undersigned, Robert Klein, Secretary of Precise Life Sciences Ltd. does hereby certify as follows:

1. The Articles of Incorporation were initially filed with the Nevada Secretary of State's Office in Carson City, Nevada, on November 29, 1983 and certain amendments were filed thereafter. As of the date hereof the above Corporation is in good standing.

2. The Board of Directors of Precise Life Sciences Ltd., by unanimous consent, adopted the following resolutions:

RESOLVED FURTHER, that the Articles of Incorporation of Precise Life Sciences Ltd. shall be amended, subject to shareholder approval, to change the name of Precise Life Sciences Ltd. to Iceberg Brands Corporation in accordance with
Section 78.385 of the Nevada Revised Statute.

RESOLVED FURTHER, that the Articles of Incorporation of Precise Life Sciences Ltd. shall be amended, subject to shareholder approval, to increase the authorized common shares that the Corporation shall have authority to issue from fifty million shares (50,000,000) shares of capital stock with par value of $0.001 per share to two hundred million (200,000,000) shares of capital stock with par value of $0.001 per share, in accordance with Section 78.307 of the Nevada Revised Statute.


RESOLVED FURTHER, that the Articles of Incorporation of Precise Life Sciences Ltd. shall be amended, subject to shareholder approval, to create a new class of
convertible preferred Class A voting capital stock.   The aggregate number of
preferred Class A voting shares that the Corporation shall have authority to issue is five million (5,000,000) shares with a par value of $0.001 per share, in accordance with Section 78.307 of the Nevada Revised Statute.

RESOLVED FURTHER, that the Articles of Incorporation of Precise Life Sciences Ltd. shall be amended, subject to shareholder approval, to create a new class of
convertible preferred Class B non-voting capital stock.   The aggregate number
of preferred Class B non-voting shares that the Corporation shall have authority to issue is five million (5,000,000) shares with a par value of $0.001 per share, in accordance with Section 78.307 of the Nevada Revised Statute.

3. A majority of the stockholders on the record date of February 14, 2003, approved the aforesaid resolutions in accordance with Section 78.209 of the Nevada Revised Statute.

4.      The effective date of the above resolutions is March 3, 2003.

5. The Officers of this Corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purposes of the foregoing resolutions.

6. The Articles of Incorporation of Precise Life Sciences Ltd. are hereby amended as follows: ARTICLE 1 (amended)

The name of Corporation is Iceberg Brands Corporation.

ARTICLE 4 Authorized Shares (amended)

Section 4.01 (i) Number. The aggregate number of common shares that the Corporation shall have the authority to issue is two hundred million (200,000,000) shares of Capital Stock with par value of $0.001 per share.

Section 4.01 (ii) Number. The aggregate number of convertible preferred Class A voting shares that the Corporation shall have the authority to issue is five million (5,000,000) shares of Capital Stock with par value of $0.001 per share.

Section 4.01 (iii) Number. The aggregate number of convertible preferred Class B non- voting shares that the Corporation shall have the authority to issue is five million (5,000,000) shares of Capital Stock with par value of $0.001 per share.

I, the undersigned, Secretary of Precise Life Sciences Ltd. DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of said Corporation at a Special Meeting held on February 14, 2003, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended and they are now in full force and effect.

Witness my hand and the Seal of the Corporation this 14th day of February 2003.


                                              /s/: Robert Klein
DATED:  February 14, 2003            ----------------------------
                                     Robert Klein, Secretary & Director